Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by New Ambrx Biopharma Inc. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: August 25, 2023

/s/ Stephen Glover
Name: Stephen Glover